AMENDMENT NO. 4 TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 4 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Amendment") is effective as of November 1, 2019, by and between FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation (the "Company"), and MICHAEL L. GRAVELLE (the "Employee") and amends that certain Amended and Restated Employment Agreement dated as of January 1, 2010, as amended by Amendment No. 1 dated January 30, 2013, Amendment No. 2 dated March 1, 2015, and Amendment No. 3 dated May 3, 2016 (the "Agreement"), which the parties agree is in full force and effect as of the date hereof. In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.
The last sentence of Section 2 of the Agreement is deleted and the following shall be inserted in lieu thereof: The Company acknowledges and agrees that Employee may serve and receive compensation as Executive Vice President and General Counsel of Black Knight, Inc. (“Black Knight”), Executive Vice President, General Counsel and Corporate Secretary of Cannae Holdings, Inc. (“Cannae”) and Trasimene Management Services, LLC (“Trasimene”), and in other unpaid non-competitor companies.

2. The first sentence of Section 4 of the Agreement is deleted and the following shall be inserted in lieu thereof: “Salary. During the period from the Effective Date through the end of the Employment Term, the Company shall pay the Employee a base salary at an annual rate, before deducting all applicable withholdings, of no less than $326,375 per year, payable at the time and in the manner dictated by the Company's standard payroll policies.”

3.
Section 5(d) is deleted and the following shall be inserted in lieu thereof: “an annual incentive bonus opportunity under the Company's annual incentive plan ("Annual Bonus Plan") for each calendar year included in the Employment Term, with such opportunity to be earned based upon attainment of performance objectives established by the Committee ("Annual Bonus"). The Employee's target Annual Bonus under the Annual Bonus Plan shall be no less than 105% of the Employee’s paid salary with the Company, with a maximum of up to 210% of the Employee's paid salary with the Company (collectively, the target and maximum are referred to as the "Annual Bonus Opportunity"). The Employee's Annual Bonus Opportunity may be periodically reviewed and increased (but not decreased without the Employee's express written consent) at the discretion of the Committee. The Annual Bonus shall be paid no later than the March 15th first following the calendar year to which the Annual Bonus relates. Unless provided otherwise herein or the Committee determines otherwise, no Annual Bonus shall be paid to the Employee unless the Employee is employed by the Company, or an affiliate thereof, on the last day of the Annual Bonus measurement period.”

4.
Section 9(a)(iii) is deleted and the following shall be inserted in lieu thereof: “the Company shall pay the Employee, no later than the sixty-fifth (65th) calendar day after the Date of Termination, a lump-sum payment equal to 100% of the sum of: (A) the Employee's Annual Base Salary in effect immediately prior to the Date of Termination (disregarding any reduction in Annual Base Salary to which the Employee did not expressly consent in writing); and (B) the highest Annual Bonus paid to the Employee by the Company within the three (3) years preceding his termination of employment or, if higher, the target Annual Bonus Opportunity in the year in which the Date of Termination occurs;

5.
Section 12(c) of the Agreement is deleted and the following shall be inserted in lieu thereof: Working directly or indirectly for any of the following entities shall not be considered competitive to the Company or its affiliates for the purpose of this Section: (i) Cannae, its affiliates or their successors, (ii) Black Knight, its affiliates or their successors or (iii) Trasimene, its affiliates or their successors.

IN WITNESS WHEREOF the parties have executed this Amendment to be effective as of the date first set forth above.

FIDELITY NATIONAL FINANCIAL, INC.
By:
Raymond R. Quirk
Its:	Chief Executive Officer

MICHAEL L. GRAVELLE